                                                          Exhibit 10.55
                                                          -------------

                                                          November 21, 1996



Mr. James L. Vincent
7 Audubon Road
Weston, MA  02193

Dear Jim:

     You and Biogen, Inc., as successor by merger to Biogen Research Corp., ("Biogen" or the "Company") are parties to an Employment Agreement dated September 23, 1985 (the "Employment Agreement"), pursuant to which you serve as Chairman of the Board of Directors ("Chairman"), Chief Executive Officer and a member of the Board of Directors of the Company (the "Board"). This letter agreement is being entered into in contemplation of the election on some future date by the Company's Board, acting on your recommendation, of a new Chief Executive Officer of the Company, after which the Company wishes to be assured of your continued service to Biogen in the capacities referred to below. Accordingly, this letter agreement will amend and supplement the terms of your employment as set forth in the Employment Agreement.

     Except as amended and supplemented by this letter agreement, the Employment Agreement is confirmed and shall remain in full force and effect. All references in the Employment Agreement to the "Company" and "Biogen" shall refer to Biogen, Inc. and to the "Agreement" shall refer to the Employment Agreement, as amended and supplemented by this letter agreement. The date on which you cease to be the Chief Executive Officer of Biogen, but continue as Chairman, is referred to as the "Change Date." Capitalized terms used in this letter agreement and not defined herein shall have the meaning provided in the Employment Agreement and capitalized terms used in the Employment Agreement and not defined therein shall have the meaning provided in this letter agreement.

     1. DUTIES AS CHAIRMAN. It is expected that as Chairman, after the Change Date, your key roles will include Board Leadership, including taking the initiative in shaping Board corporate governance strategy, retaining the principal responsibility for formulating and implementing the Board membership philosophy, and representing the Board in matters involving management and others when Board involvement exceeds normal Board meeting participation; Management Support and Continuity, including providing support and mentoring for senior management, assisting with organizational strategy and staffing and acting as a continuing senior management resource for the Company; and General Roles, including contributing to the corporate long-term strategy and acting as a senior Company representative. In addition, the Board may assign to you other appropriate duties consistent with the foregoing.

Mr. James L. Vincent
November 21, 1996
Page 2


   2. EMPLOYMENT. The following paragraph replaces paragraph 1 of the Employment Agreement:

     1. EMPLOYMENT. You are currently serving as Chairman, Chief Executive Officer, a Director, a member of the Compensation and Management Development Committee of the Board and a member of the Nominating Committee of the Board. Until the Change Date, you will continue to serve in those capacities and will also serve as Chairman of the Executive Committee of the Board, if and when such Executive Committee is created, and as a senior executive officer of such Affiliates of Biogen as the Board may request from time to time. Following the Change Date, you will continue to serve as Chairman, a Director of the Company, a member of the Compensation and Management Development Committee of the Board and a member of the Nominating Committee of the Board and will also serve as Chairman of the Executive Committee of the Board, if and when such Executive Committee is created. You agree until the Change Date to devote substantially full business time and energies to the affairs of the Company. Following the Change Date, you agree to devote such time to the affairs of the Company as is necessary for the performance of your duties. At all times prior to the Change Date, you agree to work exclusively hereunder during the term of your employment hereunder and at all times after the Change Date, you agree to work principally hereunder during the term of your employment hereunder. Notwithstanding the foregoing and subject to your other obligations in this Agreement, you may serve as a Director of one or more entities the business of which does not directly compete with the business of the Company.

     3. TERM. The term of your service hereunder shall continue after the Change Date for a period of four years (the "Initial Chairmanship Term"), subject to the Company's right, by written notice to you prior to the end of the Initial Chairmanship Term, to extend the term for three additional years, and subject to any earlier termination in accordance with this letter agreement.

     4. SALARY AND BONUSES. The following provisions, rather than those in paragraphs 4 and 5 of the Employment Agreement, will apply during your employment after the Change Date. Your initial annual salary for your employment as Chairman following the Change Date will be determined by the Board, but will be not less than the average of your annual salary for the three years preceding the Change Date. Thereafter, the Board will determine annually any salary increases and bonus payments. It is expected that after the Change Date, there will increasingly be less need for you to devote time to the business and affairs of the Company and, accordingly, it will be possible for you, consistent with the performance of your duties, to decrease such time. It is anticipated that any such decreases will be taken into account by the Board when considering possible future bonuses. In the event that you continue to serve as a Director of the Company

Mr. James L. Vincent
November 21, 1996
Page 3


following the compensation as generally provided by the Company to non-employee Directors.

     5. BENEFITS. (a) During your employment hereunder, both prior to and after the Change Date, you will continue to be entitled to the benefits set forth in subparagraphs 6(a) through (e) of the Employment Agreement. The benefits provided pursuant to subparagraph 6(a) of the Employment Agreement will be consistent with current practice. The limitation in subparagraph 6(b) of the Employment Agreement to a nine year period for the payment of the premiums for $2,100,000 of life insurance for you shall not apply and the Company will continue to furnish you with such coverage during your employment hereunder. Exhibit A to the Employment Agreement is hereby amended by deleting it in its entirety and substituting Exhibit A attached hereto.



     (b) In the event of a termination by the Company of your employment hereunder, before or after the Change Date, other than for cause or permanent total disability, or in the event of a termination by you of your employment hereunder, before or after the Change Date, under circumstances constituting Constructive Termination, in either event before you reach age 65, then you will continue to be entitled to the benefits set forth in subparagraphs 6(a), as modified by the foregoing subparagraph 5(a) of this letter agreement, through (d) of the Employment Agreement (other than vacation pay) if and to the extent permitted under the Company's benefit plans, until age 65. In the event of a termination by the Company of your employment as a result of your permanent total disability (as defined in subparagraph 13(d) below) in accordance with subparagraph 11(c) below, before you reach age 65, then you will continue to be entitled to the group medical and dental benefits as provided from time to time by the Company for its senior management and to the life insurance as provided in subparagraph 6(b) of the Employment Agreement, as amended hereby, until age 65. Notwithstanding the foregoing provisions of this subparagraph (b), if any particular benefit plan does not permit your continued coverage by such plan, then the Company will pay to you an amount equal to the premium necessary for you to obtain substantially equivalent coverage as provided to you through the Company immediately prior to such termination and your retirement benefits shall be determined as provided in paragraph 6 below. The benefits under subparagraph 6(e) of the Employment Agreement shall be determined as provided in subparagraph (c) below.

     (c)  In addition, after a termination, before or after the Change Date,
(i) by the Company of your employment hereunder, other than for cause or permanent total disability, (ii) by you of your employment hereunder, under circumstances constituting Constructive Termination, or (iii) by you of your employment after you have reached age 61, then as long as

Mr. James L. Vincent
November 21, 1996
Page 4


you continue to located within the principal executive offices of the Company,
(2) secretarial support, (3) other support in connection with your activities that you undertake on behalf of and at the request of the Company, and (4) the benefits provided for in subparagraph 6(e) of the Employment Agreement.

     6. RETIREMENT. The Company will provide, through an amendment to the Biogen, Inc. Supplemental Executive Retirement Plan (the "SERP") or otherwise, that:

     (a) during the period following the Change Date while you continue to serve as Chairman (including during any period while you have a condition or other disability for which you are entitled to payment of disability benefits for a "covered disability," as defined in the Biogen Retirement Plan) you will continue to accrue additional retirement benefits calculated under the SERP's supplemental pension formula, treating your service as Chairman as if it were full-time service as an eligible employee and treating the salary and bonus paid to you for service as Chairman (which during any period of "covered disability" shall be deemed to be the salary and bonus for the year immediately preceding such period) as your "applicable compensation" for purposes of the SERP's supplemental pension formula;

Mr. James L. Vincent
November 21, 1996
Page 5


     (b) in the event of a termination of your employment, before or after permanent total disability, (ii) by you hereunder, under circumstances constituting Constructive Termination, or (iii) by you after you have reached age 61, in each case before you reach age 65, you will receive additional retirement benefits calculated under the SERP's supplemental pension formula as if you had continued to serve as Chairman until age 65 and had continued to receive the same compensation as the annual rate of compensation in effect for you immediately prior to such termination of employment; and

     (c) in the event of a termination of your employment as Chairman before age 65, under circumstances entitling you to benefit payments under subparagraph (a) or (b) above or from the SERP, you may thereafter elect to commence receiving such benefit payments under either clause (i) or (ii) below:

     (i) in the event your employment is terminated under circumstances entitling you to a payment under paragraph 11(c)(v) of this letter agreement, starting on the earlier of:

          (A)     your normal retirement date, or

          (B) the date which follows the date of termination of your employment by a number of months equal to the Severance Multiple (as defined in paragraph 11(c)(v) of this letter agreement) multiplied by 12,

     (ii) in the event your employment is terminated under circumstances not entitling you to a payment under paragraph 11(c)(v) of this letter agreement, starting on the date of such termination,

     and benefit payments starting on any such date will not be reduced for payments received before your normal retirement date.

     For example, if the Change Date occurs on your 57th birthday, and your employment is terminated by the Company on your 58th birthday under circumstances entitling you to a payment under paragraph 11(c)(v) of this letter agreement, then your Severance Multiple would be 5.5 which, multiplied by 12, results in a period of 66 months. Therefore, in this example, pursuant to subparagraph (c)(i)(B), you could elect to commence receiving benefit payments at the time you reach age 632 (which is 66 months after the assumed date of termination of your employment at age 58) without reduction for payments received before your normal retirement date.

Mr. James L. Vincent
November 21, 1996
Page 6


The rules governing the presumed form of payment for calculations of benefit amounts under the foregoing provisions of this paragraph, and the rules governing the conversion of actual benefits into any other form of payment elected by you, will be the same rules used for such purposes under the Biogen Retirement Plan and the SERP.

Mr. James L. Vincent
November 21, 1996
Page 7


If the foregoing benefits are not provided through an amendment to the SERP, provisions of this letter agreement and the actual amount payable to you hereunder will be such amount reduced by the amounts you actually receive from the SERP and the Biogen Retirement Plan.

     7.   OPTIONS.     (a)  In connection with your initial employment by
Biogen, you were granted an option for 600,000 shares of the common stock of Biogen N.V., which option has been fully exercised. The options that have been granted to you from time to time, including the initial option, are as set forth on the attached Exhibit B. On September 22, 1995, you were granted a stock option for 300,000 shares of the common stock of the Company pursuant to a Stock Option Agreement (the "1995 Option Agreement"), which option has not been exercised.

     (b) You will be eligible, during your employment before and after the Change Date, for grants of stock options from time to time, in the discretion of the Stock Option Committee of the Board. In the event of any such grant after the date hereof, to the extent permitted under the applicable plan, law and regulations, each such option shall have the following terms:

     (i) The exercise period of the option shall be equal to the option's full term, which is currently expected to be ten years, unless your employment is terminated by the Company for cause; and

     (ii) such other terms (other than exercise price) at least as favorable to you as are contained in the 1995 Option Agreement.

     (c) The provisions in subparagraph 8(a) of the Employment Agreement pertaining to the filing of a registration statement on Form S-3 or Form S-8/S-3 or other "short-form" registration statement shall apply to any options granted during your employment.

     8. DEFINITION OF CAUSE. The definition of "cause" set forth in subparagraph 8(e) of the Employment Agreement is modified by replacing the reference to "Supervisory Board" in clause (i) thereof with the "Board".

     9. DEFINITION OF CONSTRUCTIVE TERMINATION. The definition of "Constructive Termination" set forth in subparagraph 8(f) of the Employment Agreement is modified by deleting subparagraph (f) thereof in its entirety and replacing it with the following:

     (f) "CONSTRUCTIVE TERMINATION." As used herein, Constructive Termination shall mean your written notice of resignation as an employee and officer of the Company within ninety (90) days following the occurrence of any one or more of

Mr. James L. Vincent
November 21, 1996
Page 8

          the following events ("Termination Events"):

    (i)   a Change of Control (as defined below);

    (ii) whether before or after a Change of Control, failure of the shareholders of the Company to reelect you to the Board or failure of the Board to reelect you as Chairman, as a member of the Compensation and Management Development Committee of the Board, as a member of the Nominating Committee of the Board, or as Chairman of the Executive Committee of the Board, if and when such Executive Committee is created, or, prior to the Change Date, failure of the Board to reelect you as Chief Executive Officer, or your removal from any such office or position; or

    (iii) whether before or after a Change of Control, (A) a material change by the Company in your functions, duties or responsibilities other than those enumerated in clause (ii) above, including, but not limited to, material changes in the control and structure of the Company, any of which cause your position with the Company to become of less dignity, responsibility, importance or scope from the positions provided for in paragraph 1 above or (B) management conduct or policies which interfere with the performance of your duties hereunder; provided, however, that in order for any circumstances described in this clause (iii) to constitute a Termination Event, you shall give written notice to the Board, within sixty (60) days after such circumstances arise, that you consider such circumstances to be a Termination Event and such circumstances shall continue without affirmative action by the Company to remedy the same for a period of fifteen (15) days after receipt of such notice.

     If you decide to resign in such circumstances, your resignation shall be accompanied by a letter containing an explanation of the reasons for the resignation.

     Notwithstanding any other provisions of this paragraph 8(f), in no event shall (x) a voluntary reduction in the time you devote to the affairs of the Company after the Change Date, as permitted by paragraph 1 above, (y) the election of another person as Chief Executive Officer upon your recommendation, or (z) a termination by the Company of your employment for cause or a termination of your employment as a result of death or permanent total disability constitute a Termination Event.

     10. DEFINITION OF CHANGE OF CONTROL. As used in this letter agreement, "Change of Control" shall mean any of the following shall have occurred:

Mr. James L. Vincent
November 21, 1996
Page 9


     (a)  individuals who, as of the date hereof, constitute the entire
Board of Directors of the Company (the "Incumbent Directors") cease for any reason to constitute at least 50% of the Board, provided that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the then Incumbent Directors shall be, for purposes of this letter agreement, considered as though such individual were an Incumbent Director; or

     (b) any "person", as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (or any successor provision) (other than the Company, any employee benefit plan of the Company or any entity organized, appointed or established by the Company for or pursuant to the terms of such plan), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Exchange Act or any successor provisions) of such person, shall become the "beneficial owner" or "beneficial owners" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions), directly or indirectly, of securities of the Company representing in the aggregate 30% or more of either (a) the then outstanding shares of common stock of the Company or (b) the combined voting power of all then outstanding securities of the Company having the right under ordinary circumstances to vote in an election of the Board ("Voting Securities") (in either such case, other than as a result of acquisitions of such securities directly from the Company) (hereafter referred to as a "30% Acquisition"); provided, that, notwithstanding the foregoing, a 30% Acquisition shall not be deemed to have occurred for purposes of this subparagraph (b) (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of common stock or other Voting Securities outstanding, increases (A) the proportionate number of shares of common stock beneficially owned by any person to 30% or more of the common stock then outstanding or (B) the proportionate voting power represented by the Voting Securities beneficially owned by any person to 30% or more of the combined voting power of all then outstanding Voting Securities or (ii) solely as the result of an acquisition of securities from the Company; except that if any person referred to in clause (i)(A) or (i)(B) of this sentence or to which clause (ii) of this sentence is applicable shall thereafter become the beneficial owner of any additional shares of Common Stock or other Voting Securities (other than pursuant to a stock split, stock dividend or similar transaction or a transaction to which clause (ii) applies), then a 30% Acquisition shall be deemed to have occurred for purposes of this subparagraph
(b); and

     (c) in the event of (i) the effectiveness of any consolidation or merger of the Company (A) where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than 50% of the combined voting power of all the outstanding securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) or (B) where the members of the Board,

Mr. James L. Vincent
November 21, 1996
Page 10


immediately prior to the consolidation constitute more than 50% of the board of directors of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (ii) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (iii) the adoption by the Board or the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

     11.  TERMINATION AND POST-TERMINATION COMPENSATION.

     (a)  Paragraph 9 of the Employment Agreement is hereby amended as follows:

          (i) by inserting before the first sentence the following: "The provisions of this paragraph 9 shall apply so long as you are the Chief Executive Officer of the Company."

          (ii) by deleting subparagraph (b) thereof and inserting the following:

                      (b) any options that have been granted to you prior to the termination date shall be exercisable in accordance with their terms.

     (b) Notwithstanding the provisions of paragraph 9 of the Employment Agreement, as amended hereby, in the event of a termination of your employment before the Change Date, the provisions of paragraphs 5 and 6 of this letter agreement will apply with respect to benefits to be provided to you and amounts payable to you thereunder. In any event, termination of your employment for permanent total disability, before or after the Change Date, shall not be deemed to be a termination of your employment by you.

     (c) After the Change Date, your employment will terminate immediately upon written notice from either you or the Company. For purposes of this letter agreement, a failure of the Company to give you notice prior to the expiration of the Initial Chairmanship Term of an extension of the term of your employment for a period of at least three years shall constitute a termination of your employment by the Company without cause. After the Change Date, in the event of your permanent total disability, the Company may terminate your employment for such reason, upon written notice expressly stating the reason therefor. Upon any termination of your employment on or after the Change Date, all of your rights under this letter agreement and the Employment Agreement, including your right to any form of compensation hereunder or thereunder, will immediately cease except as follows:

Mr. James L. Vincent
November 21, 1996
Page 11


    (i) you will be entitled to reimbursement, to the extent provided in paragraph 7 of the Employment Agreement, for reasonable expenses incurred by you in connection with your employment through the date of termination of employment;

   (ii) the provisions of paragraph 5 above will apply with respect to benefits;

  (iii) any options that have been granted to you prior to the termination date shall be exercisable in accordance with their terms;

   (iv) the provisions of paragraph 6 above will apply with respect to amounts payable to you thereunder; and

    (v) if, and only if, on or after the Change Date, (A) the Company terminates your employment, other than for cause or permanent total disability, or (B) you terminate your employment under circumstances constituting Constructive Termination, you will be entitled to payment of an amount equal to the Severance Multiple (determined as provided below) times the average of the sum of your annual salary and annual bonus compensation for each of the three preceding years completed prior to such termination, payable in a lump sum within thirty (30) days of such termination, subject to withholding and other employment-related deductions. The Severance Multiple shall be 48 minus the number of full calendar months elapsed since the Change Date (but not less than zero) plus 30, and divided by 12, but in no event shall the Severance Multiple be less than 2.5.

     12.  SECRECY; HIRING PROHIBITION; NONCOMPETITION COVENANT.

     (a) Paragraph 10(d) of the Employment Agreement is hereby amended by deleting the two references to "one year" and substituting in their places "two years".

     (b) In consideration of the provisions of this letter agreement, including paragraph 11, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, paragraph 10 of the Employment Agreement is further amended by adding the following subparagraphs:

                  (e) You covenant and agree that at all times you are either employed by Biogen or a Director of Biogen and for a period of three
          (3) years after such date as you cease to be either an employee nor a Director of Biogen (the "Non-Competition Period"), you will not, without the express written consent of the Company, engage or participate, directly or indirectly, as principal, agent,

Mr. James L. Vincent
November 21, 1996
Page 12


          employee, employer, consultant, advisor, sole proprietor, any other individual or representative capacity whatever, in the conduct or management of, or own any stock or other proprietary interest in, or debt of, any business organization, person, firm, partnership, association, corporation, enterprise or other entity that (i) shall be engaged in the sale of a product which is directly competitive with a product Biogen or any Affiliate is selling or (ii) is seeking, or which has publicly announced its intention to seek, control, directly or indirectly, of Biogen or any Affiliate, except that you shall be free to make investments in any company whose stock is listed on a national securities exchange or traded in the over-the-counter market so long as you do not own, directly or indirectly, more than one percent (1%) of the equity securities of such company.


                  (f) You acknowledge that your skills and experience are such that you can anticipate finding employment at a senior level in your profession and represent and agree that the restrictions imposed by this paragraph 10 on engaging in competitive business activities are necessary for the protection of the legitimate interests and competitive position of the Company and do not impose undue hardships on you.

                  (g) You acknowledge and agree that the remedy at law of the Company for any breach of any of your obligations under this paragraph 10 and the Employee's Proprietary Information and Inventions Agreement dated May 30, 1991 (the "Confidentiality Agreement") would be inadequate, and that in the event of such breach the Company shall have, in addition to any and all remedies at law, the right to temporary and permanent injunctions, specific performance and other equitable relief to prevent the violation of your obligations hereunder and thereunder, without the necessity of proof of any actual damage.

     13. MISCELLANEOUS. (a) Subparagraph 12(d) of the Employment Agreement is hereby amended by substituting the following address for the addresses set forth after the clauses "if sent to you" and "with a copy to":

          If sent to you:     Mr. James L. Vincent
                              7 Audubon Road
                              Weston, MA  02193

     (b) Subparagraph 12(e) of the Employment Agreement is hereby amended by deleting

Mr. James L. Vincent
November 21, 1996
Page 13


in its entirety. It is agreed that the Employment Agreement and the Exhibits thereto, each as amended and supplemented by this letter agreement, this letter agreement, Exhibits A and B hereto, the Confidentiality Agreement, the stock option agreements pertaining to any options listed on Exhibit A to this letter agreement, the SERP and the Biogen Retirement Plan constitute the entire agreement and understanding between the parties hereto in relation to the subject matter hereof and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in this letter agreement, the Employment Agreement and the Exhibits thereto, each as amended and supplemented by this letter agreement, Exhibits A and B hereto, the Confidentiality Agreement, such stock option agreements, the SERP and the Biogen Retirement Plan. This letter agreement supersedes all other previous understandings, agreements and representations between the Company and you regarding your employment by the Company, written or oral.

     (c) Subparagraph 12(h) of the Employment Agreement is hereby amended by deleting it in its entirety and substituting the following:

          (h) As used herein, the term "Affiliate" shall be deemed to include Biogen Securities Corp., Biogen Realty Corp., Biogen GmbH,
     Biogen Limited, Biogen France, S.A., Biogen International Ltd., and
     Biogen Netherlands B.V., or any predecessor or successor to any of such entities, or any corporation, joint venture or other business enterprise, whether incorporated or unincorporated, in which Biogen Securities Corp., Biogen Realty Corp., Biogen GmbH, Biogen Limited, Biogen France, S.A., Biogen International Ltd., and Biogen Netherlands B.V., or any predecessor or successor to any of such entities, has a beneficial or voting interest of nineteen percent or more.

     (d) As used in this letter agreement, the term "permanent total disability" shall mean a physical or mental condition resulting in your inability for a period of twelve (12) consecutive months substantially to perform your duties, at the end of which period the Board believes there to be little likelihood of your complete recovery.

     (e)  Subparagraph 12(n) of the Employment Agreement is hereby deleted.

     (f) Except as amended hereby, the provisions of paragraph 12 of the Employment Agreement shall apply to this letter agreement.

     (g) Neither this letter agreement nor the Employment Agreement may be amended, except in writing, in a document duly signed on behalf of the Company and by you.

     If you agree with the terms of this letter agreement, please execute the duplicate copies

Mr. James L. Vincent
November 21, 1996
Page 14

hereof in the space provided below. It is intended that this letter agreement take effect as an instrument under seal.


                               Very truly yours,

                               Biogen, Inc.


Date:___________________       By: ______________________________
                                   Roger H. Morley
                                   Chairman, Compensation and
                                   Management Resources Committee


Date:___________________       By: _______________________________
                                   Harold W. Buirkle
                                   Member, Compensation and
                                   Management Resources Committee


Date:___________________       By: _______________________________
                                   Phillip A. Sharp
                                   Member, Compensation and
                                   Management Resources Committee



Acknowledged and Agreed:


________________________
James L. Vincent


Date:___________________

                                   EXHIBIT A

                          Disability Insurance Program
                          ----------------------------


1.     Inclusion in the Company's Group Program.

2. Coverage under a policy provided by the John Hancock Insurance Company and/or other carriers, providing for additional benefits until age 65, which together with the benefits under the Company's Group Program, aggregate 70% of your base salary.

                                                      EXHIBIT B

                                                 STOCK OPTION SUMMARY



GRANT         GRANT     PLAN/
NUMBER        DATE      TYPE      GRANTED      PRICE    EXERCISED     VESTED     CANCELLED    UNVESTED    OUTSTANDING
------        -----     -----     -------      -----    ---------     ------     ---------    --------    -----------
EXERCISABLE
-----------
0T2254       09/23/85   EX/NQ     600,000      $8.620    600,000      600,000            0           0              0
0T0254       11/19/87   EX/NQ     150,000      $4.250    150,000      150,000            0           0              0
000242       12/02/88   EX/NQ     150,000      $7.375    100,000      150,000            0           0         50,000
000480       12/01/89   EX/NQ      75,000     $17.500          0       75,000            0           0         75,000
000572       12/07/90   EX/NQ      45,000     $25.563          0       45,000            0           0         45,000
000851       12/06/91   85/NQ      50,000     $41.500          0       50,000            0           0         50,000
001274       12/10/92   85/NQ     200,000     $44.125          0      200,000            0           0        200,000
002123       09/22/95   85/NQ     300,000     $53.958          0      300,000            0           0        300,000
             --------           ---------    --------    -------    ---------            -           -        -------
               Totals           1,570,000    [$23.223]   850,000    1,570,000            0           0        720,000
              720,000




T3/616440.1